Exhibit 10.2

BELLSOUTH CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

On December 18, 2014, Section 5 of the BellSouth Corporation Supplemental Executive Retirement Plan was amended to read as follows:

5.	Form of Benefit Payments

(c)           Lump Sum Calculation

Benefits payable in a single lump sum in accordance with the Plan shall be the amount that is the actuarial present value of the Participant’s benefit, or applicable portion thereof, expressed as a single life annuity and shall be determined using (i) the applicable interest rate then in effect under the Pension Plan, and (ii) the applicable mortality table then in effect under the Pension Plan.

Notwithstanding the above paragraph, the single lump sum value payable to any Participant who is also a Named Participant within the meaning of the 2005 AT&T Supplemental Employee Retirement Plan shall be the amount that is the actuarial present value of such Participant’s benefit expressed as a single life annuity and shall be determined using the applicable interest rate under the Pension Plan, the applicable mortality table under the Pension Plan, and such Participant’s attained age, all as if benefits commenced on December 31 of the calendar year in which such Participant became a Named Participant.  No interest credits or other adjustments will be added to this single sum value.